Exhibit 99.1

Contact Info: Arron K. Sutherland, President and CEO
Illinois Casualty Company
(309) 732-0105
arrons@ilcasco.com
225 20th Street, Rock Island, IL 61201

ICC Holdings, Inc. Reports 2022 Third Quarter and Nine Months Results

FOR IMMEDIATE RELEASE: 11/08/2022

Rock Island, IL – November 8, 2022 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported unaudited results for the three and nine months ended September 30, 2022.

third QUARTER AND Nine MONTHS ENDED September 30, 2022– FINANCIAL RESULTS

Net earnings totaled $630,000, or $0.21 per share, for the third quarter of 2022, compared to net earnings of $424,000 or $0.14 per share, for the third quarter of 2021. The change in third quarter’s net earnings as compared to the same quarter last year was driven primarily by an increase in earned premiums for those three months in 2022. For the nine months ended September 30, 2022, the Company reported net loss of $(3,658,000), or $(1.20) per share, compared to net earnings of $2,149,000, or $0.71 per share, for the same period in 2021. The decrease in earnings was primarily driven by an increase in unrealized investment losses. Book value per share decreased to $17.95 at September 30, 2022, from $22.69 at December 31, 2021. This negative change in book value is due to $6,181,000 in pre-tax net unrealized losses from equity securities coupled with $12,370,000 in after tax unrealized losses on the fixed income portfolio. The $12,370,000 decrease is being driven by the rising interest rate environment.

Direct premiums written grew by $2,543,000, or 13.9%, to $20,900,000 for the third quarter of 2022 from $18,357,000 for the same period in 2021. For the nine months ended September 30, 2022, direct premiums written grew by $9,650,000, or 18.5%, to $61,695,000 compared to $52,045,000 for the same period in 2021. The third quarter’s growth reflects an increase in renewal premiums. Net premiums earned grew by 25.9% or $3,646,000 to $17,725,000 for the three months ended September 30, 2022, from $14,079,000 for the same period in 2021. Net premiums earned grew by $11,905,000, or 30.6% to $50,766,000 for the nine months ended September 30, 2022, from $38,861,000 for the same period in 2021. The growth in net premiums earned is driven by the increase in direct premiums coupled with reduced ceded premiums.

For the third quarter of 2022, the Company ceded to reinsurers $2,554,000 of earned premiums, compared to $2,798,000 of earned premiums for the third quarter of 2021. For the nine months ended September 30, 2022, the Company ceded earned premiums of $7,077,000, compared to $8,087,000 for the same period in 2021. The Company is ceding less reinsurance in 2022 due to reinsurance pricing and structure changes.

Net realized investment gains net of other-than-temporary impairment losses were $41,000 for the third quarter of 2022, compared to $287,000 for the same period in 2021. For the nine months ended September 30, 2022, net realized gains net of other-than-temporary impairment losses was $786,000, compared to $824,000 for the same period in 2021. The gains reflect our rebalancing activities within the Company’s investment portfolio.

Net investment income increased by $204,000, or 24.7%, to $1,028,000 for the third quarter of 2022, as compared to $824,000 for the same period in 2021. For the nine months ended September 30, 2022, net investment income increased by $488,000, or 20.3%, to $2,897,000 from $2,409,000 for the same period in 2021. These increases are the result of an increase in our investment portfolio’s investment income, which is due to increased rates on our portfolio and an increase in overall size of our investment holdings.

Losses and settlement expenses increased by $1,572,000, or 17.8%, to $10,387,000 for the third quarter of 2022, from $8,815,000 for the same period in 2021. Losses and settlement expenses increased by $9,108,000, or 36.0%, to $34,390,000 for the nine months ended September 30, 2022, from $25,282,000 for the same period in 2021. This increase is due to our increase in earned premium coupled with new information on several prior accident years’ claims.

Policy acquisition costs and other operating expenses increased by $918,000, or 16.9%, to $6,361,000 for the third quarter of 2022, from $5,443,000 for the same period in 2021. Policy acquisition costs and other operating expenses increased by $3,179,000, or 21.3%, to $18,136,000 for the nine months ended September 30, 2022, from $14,957,000 for the same period in 2021. The increases for both periods are attributable to an increase in direct commissions and an increase in salaries. The salary increases were an intentional talent retention strategy.

Total assets decreased by 5.7% from $200,002,000 on December 31, 2021, to $188,527,000 on September 30, 2022. Our investment portfolio, which consists of fixed income securities, common stocks, preferred stock, property held for investment, and other invested assets, decreased by 12.9% from $140,826,000 on December 31, 2021, to $122,641,000 on September 30, 2022, which was attributable to the volatility in the markets and our repurchase of $2.3M in treasury shares.

Total equity decreased by $18,055,000, or 24.2%, from $74,704,000 at December 31, 2021 to $56,649,000 as of September 31, 2022. The main driver of this decrease is the $12,370,000 in after tax unrealized losses on the fixed income portfolio. In addition, the $6,181,000 in pre-tax net unrealized losses from equity securities and $2,469,000 repurchase of treasury shares are offsetting our profitable insurance business.

third QUARTER AND Nine MONTHS ENDED September 30, 2022– FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 58.6% and 67.7% for the third quarter and nine months ended September 30, 2022, compared with 62.6% and 65.1% for the same periods of 2021.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 35.9% and 35.7% for the third quarter and nine months ended September 30, 2022, compared to 38.7% and 38.4% for the same period of 2021.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 94.5% and 103.4% for the third quarter and nine months ended September 30, 2022, compared to 101.3% and 103.6% for the same period of 2021.

MANAGEMENT COMMENTARY

“Continued volatility in the stock markets again negatively impacted our net earnings. Fortunately, profitability in the core insurance operation in third quarter has helped offset those losses. Earned premiums are up significantly due to continued rate strengthening and our losses have stabilized.

"Underwriting continues to be selective with new business and focused on retaining high quality existing business. Not only has this led to profitable net earnings for Q3 2022, but we believe is the right approach for sustained profitability moving forward. By way of example our property loss ratio improved by 59 basis points for quarter ended Q3 vs. Q2. The Company is still on track for entry into Utah fourth quarter 2022.

“We are optimistic about the future as we navigate the complex market challenges facing our industry. We do this with a strong belief that we have the proper resources and strategy in place to grow profitability." stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, as well as the distribution and effectiveness of COVID-19 vaccines, including their effects on our business operations and claims activity; new theories of liability; judicial, legislative, regulatory and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions and continued labor shortages; interest rates and changes in rates could adversely affect the Company's business and profitability; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Investments and cash:
Fixed maturity securities (amortized cost of $103,689,841 at 9/30/2022 and $102,145,223 at 12/31/2021)	$91,727,759	$105,841,543
Common stocks at fair value	17,763,670	23,608,197
Preferred stocks at fair value	2,762,210	2,780,450
Other invested assets	4,556,769	3,086,568
Property held for investment, at cost, net of accumulated depreciation of $563,073 at 9/30/2022 and $464,713 at 12/31/2021	5,831,065	5,509,114
Cash and cash equivalents	3,280,008	4,606,378
Total investments and cash	125,921,481	145,432,250
Accrued investment income	776,896	659,413
Premiums and reinsurance balances receivable, net of allowances for uncollectible amounts of $100,000 at 9/30/2022 and 12/31/2021	29,422,855	27,199,804
Ceded unearned premiums	977,283	967,022
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for uncollectible amounts of $0 at 9/30/2022 and 12/31/2021	14,768,237	14,521,219
Federal income taxes	4,097,155	195,694
Deferred policy acquisition costs, net	7,202,485	6,538,844
Property and equipment, at cost, net of accumulated depreciation of $6,499,976 at 9/30/2022 and $6,243,055 at 12/31/2021	3,314,731	3,144,218
Other assets	2,046,288	1,343,504
Total assets	$188,527,411	$200,001,968

Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$68,630,450	$61,834,809
Unearned premiums	40,193,784	36,212,266
Reinsurance balances payable	1,227,713	1,368,294
Corporate debt	15,000,000	18,455,342
Accrued expenses	5,213,706	5,441,611
Income taxes - deferred	—	954,862
Other liabilities	1,612,590	1,030,870
Total liabilities	131,878,243	125,298,054

Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(5,423,190)	(3,155,399)
Additional paid-in capital	33,032,189	32,965,136
Accumulated other comprehensive earnings, net of tax	(9,450,111)	2,920,027
Retained earnings	40,623,729	44,282,895
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(2,168,449)	(2,343,745)
Total equity	56,649,168	74,703,914
Total liabilities and equity	$188,527,411	$200,001,968

1 Par value $0.01; authorized: 2022 – 10,000,000 shares and 2021 – 10,000,000 shares; issued: 2022 – 3,500,000 shares and 2021 – 3,500,000 shares; outstanding: 2022 – 3,156,285 and 2021 – 3,291,852 shares

2 2022 – 343,715 shares and 2021 – 208,148 shares

3 2022 – 216,845 shares and 2021 – 234,374 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	September 30,
	2022	2021
Net premiums earned	$17,724,441	$14,079,395
Net investment income	1,027,631	823,912
Net realized investment gains	41,206	287,455
Net unrealized losses on equity securities	(1,084,289)	(212,136)
Other income	85,402	58,590
Consolidated revenues	17,794,391	15,037,216
Losses and settlement expenses	10,386,524	8,814,522
Policy acquisition costs and other operating expenses	6,360,896	5,442,542
Interest expense on debt	46,409	62,379
General corporate expenses	189,708	171,105
Total expenses	16,983,537	14,490,548
Earnings before income taxes	810,854	546,668
Total income tax expense	181,114	122,405
Net earnings	$629,740	$424,263

Other comprehensive loss, net of tax	(3,408,937)	(680,975)
Comprehensive loss	$(2,779,197)	$(256,712)

Earnings per share:
Basic:
Basic net earnings per share	$0.21	$0.14
Diluted:
Diluted net earnings per share	0.20	$0.14

Weighted average number of common shares outstanding:
Basic	3,060,693	3,068,199
Diluted	3,074,236	3,083,867

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Nine-Months Ended
	September 30,
	2022	2021
Net premiums earned	$50,765,760	$38,860,915
Net investment income	2,896,901	2,409,036
Net realized investment gains	785,600	824,070
Net unrealized (losses) gains on equity securities	(6,181,492)	1,392,999
Other income	333,059	196,624
Consolidated revenues	48,599,828	43,683,644
Losses and settlement expenses	34,390,330	25,281,508
Policy acquisition costs and other operating expenses	18,136,104	14,957,143
Interest expense on debt	149,661	174,095
General corporate expenses	563,626	531,222
Total expenses	53,239,721	40,943,968
(Loss) earnings before income taxes	(4,639,893)	2,739,676
Total income tax (benefit) expense	(980,726)	590,806
Net (loss) earnings	$(3,659,167)	$2,148,870

Other comprehensive loss, net of tax	(12,370,138)	(1,826,510)
Comprehensive (loss) earnings	$(16,029,305)	$322,360

Earnings per share:
Basic:
Basic net (loss) earnings per share	$(1.20)	$0.71
Diluted:
Diluted net (loss) earnings per share	$(1.19)	$0.70

Weighted average number of common shares outstanding:
Basic	3,061,961	3,042,035
Diluted	3,075,504	3,057,704